Exhibit 99.1

NEWS RELEASE

Contact:           Richard Ehrich, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7706

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2016 Third Quarter Financial Results

  Third quarter 2016 sales decreased approximately 17 percent from same period in the prior year.
  Third quarter net income from continuing operations increased to $469,000, a 62 percent increase from the same period in the prior year.
  Cash balance ended the quarter at $1.7 million, up from $964,000 at the end of second quarter.

Saint Paul, Minn., November 10, 2016 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its third quarter and nine months ended September 30, 2016.

Third-Quarter Results:

Image Sensing System’s (ISS) 2016 third quarter revenue from continuing operations was $3.4 million, compared to revenue from continuing operations of $4.1 million in the third quarter of 2015. Gross margin from continuing operations for the third quarter of 2016 was 76 percent, a 1 percent decrease from a gross margin of 77 percent for the same period in 2015.   Revenue from royalties was $2.1 million in the third quarter of 2016 compared to $2.2 million in the third quarter of 2015, a 4 percent decline.

Product sales from continuing operations decreased to $1.2 million in the third quarter of 2016, a 32 percent decrease from $1.8 million in the third quarter of 2015. The decrease in product sales resulted from purchase timing and reduced sales in Europe and the Middle East and Africa (EMEA) region compared to the prior year period.  Autoscope video product sales and royalties were $319,000 and $2.1 million, respectively, and RTMS radar product sales were $930,000 in the third quarter of 2016.  Product sales gross margin for the third quarter of 2016 was 35 percent, a 14-percentage point decrease from the prior year period.  The decrease in gross margin is due to individually significant warranty charges related to legacy products that are no longer sold.  Furthermore, our lower product sales volume magnified this impact during the quarter.

Exhibit 99.1

The Company’s net income from continuing operations in the third quarter of 2016 was $469,000, or $0.09 per basic share, compared to a net income from the continuing operations of $290,000, or $0.06 per basic share, in the prior year period. The third quarter 2016 net income from continuing operations includes operating expenses of $2.1 million, a $760,000 or 27 percent improvement from the third quarter of 2015.  During the third quarter of 2016, we capitalized $507,000 of internal software development costs related to the development of our next generation video detection product.  Development of this product was completed during the third quarter.  While we expect to continue further development and sustaining engineering, we do not expect additional capitalized costs.  Additionally, to streamline our operating and cost structure, we have initiated the closure of five of our wholly-owned subsidiaries located in Europe and Asia.  We have incurred $35,000 of closure costs during the quarter and expect to incur an additional $169,000 in future periods.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating income from continuing operations for the third quarter of 2016 was $570,000 compared to an operating income of $483,000 in the third quarter of 2015.

“In spite of the decreased third quarter revenue results, we remain optimistic that our recent product development investments and operational changes will result in improved financial performance,” said Chad Stelzig, Interim CEO for ISS.  “While we will continue to experience  quarter over quarter revenue variability, we believe that our  strategic investments, product offering diversification and improved business processes are moving the company in the right direction.  These initiatives will create more stability and profitability over the longer term.

“We are especially excited for the release of Autoscope Vision, which is expected to begin shipping in this fourth quarter,” continued Stelzig.  “A nationwide roadshow was conducted to launch the product and provide hands-on demonstration and training to distributors and end customers.  The positive feedback and shipment anticipation has validated our belief that this product will be a game changer.”

Year-to-Date Results:

ISS’s revenue for the first nine months of 2016 was $11.3 million, a 3 percent decrease from revenue of $11.7 million in the first nine months of 2015. Revenue from royalties was $6.1 million in the first nine months of 2016, compared to $6.9 million in the same period in 2015, an 11 percent decline. Product sales increased to $5.2 million in the first nine months of 2016, a 7 percent increase from $4.8 million in the nine months of 2015.

Exhibit 99.1

The first nine months of revenue for 2016 included Autoscope Video product sales and royalties of $940,000 and $6.1 million, respectively, and RTMS Radar product sales of $4.2 million. Product sales gross margin for the first nine months of 2016 was 48 percent, a decrease of 3 percentage points from prior year period.

The Company’s net income from continuing operations for the first nine months of 2016 was $1.4 million, or $0.27 per basic share, compared to a net income of $785,000, or $0.16 per basic share, in the first nine months of 2015. The first nine months of 2016 net income includes operating expenses of $7.2 million, which is a $1.3 million decrease from the same period in 2015.  During the first nine months of 2016, we capitalized $1.6 million of software development costs related to the development of our next generation video detection product.  Our cash balance at September 30, 2016 was $1.7 million, an increase of $736,000 from the $964,000 cash balance at the end of the second quarter of 2016.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, net operating income for the first nine months of 2016 was $1.7 million compared to a net operating income of $1.5 million in the first nine months of 2015.

Discontinued Operations: Sale of License Plate Recognition (LPR) Business Segment:

On July 9, 2015, ISS sold its license plate recognition (LPR) business to TagMaster A.B. for the purchase price of $4.2 million in cash.  As a result of this sale, results of the LPR business segment are classified and reported as discontinued operations in all periods presented. In third quarter of 2015, the Company incurred a net loss of $1.2 million from discontinued operations related to the LPR business segment.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Exhibit 99.1

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 10, 2016.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2016	2015	2016	2015
Revenue
Product Sales	$ 1,249	$ 1,829	$ 5,184	$ 4,844
Royalties	2,133	2,232	6,113	6,852
	3,382	4,061	11,297	11,696
Cost of revenue	814	941	2,696	2,384
Gross profit	2,568	3,120	8,601	9,312

Operating expenses
Selling, general and administrative	1,436	1,680	5,041	5,154
Research and development	636	1,029	2,033	2,894
Amortization of intangible assets	--	123	--	367
Restructuring charges	--	--	126	119
	2,072	2,832	7,200	8,534
Income from operations	496	288	1,401	778
Other Income (loss)	(27)	(9)	(27)	20
Income before income taxes	469	279	1,374	798
Income tax expense (benefit)	--	(11)	4	13
Net income from continuing operations	469	290	1,370	785
Net loss from discontinued operations, net of tax	--	(1,215)	--	(3,619)
Net Income (loss)	$ 469	$ (925)	$ 1,370	$(2,834)

Net income (loss) Per Share
Basic
Continuing operations	$ 0.09	$ 0.06	$ 0.27	$ 0.16
Discontinued operations	$ --	$ (0.24)	$ --	$ (0.72)
Net basic income (loss) per share	$ 0.09	$ (0.18)	$ 0.27	$ (0.56)

Diluted
Continuing operations	$ 0.09	$ 0.06	$ 0.27	$ 0.16
Discontinued operations	$ --	$ (0.24)	$ --	$ (0.72)
Net diluted income (loss) per share	$ 0.09	$ (0.18)	$ 0.27	$ (0.56)

Weighted average number of common shares outstanding:
Basic	5,059	5,015	5,043	5,007
Diluted	5,068	5,015	5,045	5,007

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$1,677	$2,648
Receivables, net	3,126	3,063
Inventories	161	648
Other current assets	416	445
	5,380	6,804
Property and equipment, net	402	518
Intangible assets, net	2,842	1,210
Deferred taxes	20	19
Discontinued operations assets	--	420
	$8,644	$8,971
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$385	$1,519
Warranty and other current liabilities	1,397	2,055
	1,782	3,574

Shareholders’ equity	6,862	5,397
	$8,644	$8,971

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2016	2015
Operating Activities
Net income from continued operations	$ 1,370	$ 785
Net (loss) from discontinued operations, net of tax	--	(3,619)
Net income (loss)	1,370	(2,834)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operation activities:

Depreciation	223	218
Amortization	--	367
Stock-based compensation	160	184
Loss on disposal of assets	13	4
Changes in operating assets and liabilities:
Accounts receivable, net	(63)	(847)
Inventories	487	265
Prepaid expenses and other current assets	29	228
Accounts payable	(1,134)	(943)
Accrued expenses and other current liabilities	(658)	(597)
Net cash provided by (used for) continuing operating activities	427	(3,955)
Net cash provided by discontinuing operating activities	--	1,557
Net cash provided by (used in) operating activities	427	(2,398)

Investing activities
Capitalized software development costs	(1,632)	(621)
Purchases of property and equipment	(113)	(120)
Net cash used for continuing investing activities	(1,745)	(741)
Net cash provided by discontinued investing activities	420	3,253
Net cash provided by (used for) investing activities	(1,325)	2,512

Effect of exchange rate changes on cash	(73)	(90)
Increase (decrease) in cash and cash equivalents	(971)	25

Cash and cash equivalents at beginning of period	2,648	2,656
Cash and cash equivalents at end of period	$ 1,677	$ 2,681

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define Non-GAAP Income from Continuing Operations as income from continuing operations before amortization of intangible assets, depreciation and restructuring charges for the applicable periods.  Management believes Non-GAAP Income from Continuing Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of Non-GAAP Income from Continuing Operations may not be comparable to similarly titled definitions used by other companies.  The table below reconciles Non-GAAP Income from Continuing Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September, 30		Nine-Month Periods Ended September 30,
	2016	2015	2016	2015
Income from operations	$ 496	$ 288	$ 1,401	$ 778
Amortization of intangible assets	--	123	--	367
Depreciation	74	72	223	218
Restructuring charges	--	--	126	119
Non-GAAP income from operations	$ 570	$ 483	$ 1,750	$ 1,482

Note – Our calculation of Non-GAAP Income from Continuing Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.